EXHIBIT 99.1
NEWS RELEASE

Contact:	Alliance Data Ed Heffernan Analysts/Investors 972.348.5196 eheff@alldata.net Shelley Whiddon — Media 972.348.4310 swhiddon@alldata.net
ALLIANCE DATA COMPLETES $500 MILLION CORPORATE DEBT OFFERING
DALLAS, Texas, May 18, 2006 — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced that it has completed the placement of $500 million aggregate principal amount of corporate debt in a private placement offering on May 16, 2006.
The offering consisted of two tranches: $250 million of three-year notes at a fixed rate of 6.00 percent per annum and $250 million of five-year notes at a fixed rate of 6.14 percent per annum. Net proceeds will be used to repay the company’s $300 million bridge loan and to reduce the current amounts outstanding under the company’s revolving credit facilities. The U.S. $550 million revolving credit facilities remain in place as a source of immediate funding when needed.
“With continuing upward pressure on interest rates, we were pleased to be able to lock in fixed rates for three and five years,” said Alliance Data Chief Financial Officer Ed Heffernan. “As noted, our use of proceeds provides an additional $500 million of liquidity for future M&A activity, share repurchase or other uses we feel contribute best to our continued growth and shareholder value. The transaction also provides us with a more diverse debt investor base and positions us well should we decide to tap the bank or insurance markets again for additional liquidity.”

Alliance Data expects the private placement debt will be rated investment grade. JPMorgan served as sole book runner on the note offering, with SunTrust Robinson Humphrey and Harris Nesbitt serving as co-agents.
About Alliance Data
Alliance Data (NYSE: ADS) is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 8,000 associates at more than 40 locations worldwide. For more information about the company, visit its web site, www.AllianceDataSystems.com.
Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.
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